Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APNIMED, INC.

Apnimed, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of the Corporation is Apnimed, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law with the filing of the Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on June 19, 2017 under the name Apnimed, Inc., and that an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 25, 2018, a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 2020, a Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2021, a Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 28, 2022, a Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 22, 2022, a Certificate of Amendment No. 1 to the Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 14, 2023, a Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 31, 2023, a Certificate of Amendment No. 1 to the Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 30, 2024, a Certificate of Amendment No. 2 to the Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 24, 2025, a Seventh Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 23, 2025, and an Eighth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 11, 2026 (“the Eighth Amended and Restated Certificate of Incorporation”).

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Eighth Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the following is hereby inserted into Article FOURTH immediately before the first sentence therein:

“Effective upon the filing of this Certificate of Amendment of the Eighth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 1.349 shares of Class A Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) share of Class A Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a certificate-by-certificate basis. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Corporation’s Board of Directors. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Eighth Amended and Restated Certificate of Incorporation.”

3. That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4. That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

5. All other provisions of the Eighth Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Signature Page to Follow]

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 24th day of July, 2026.

/s/ Kevin Lind
Name: Kevin Lind
Title: Chief Executive Officer